INSTITUTIONAL EQUITY HOLDINGS, INC.

                              CONSULTING AGREEMENT

                                 August 18, 2000

XCEL Capital, L.L.C.
2520 Ho Hum Hollow Road
Monroe, Georgia 30655

Dear Sirs:

          This will confirm the arrangements, terms and conditions pursuant to which XCEL Capital L.L.C. (the "Consultant") has been retained to serve as a consultant and advisor to Institutional Equity Holdings, Inc. (the "Company"). The undersigned hereby agrees to the following terms and conditions:

1. Engagement. The Company hereby retains the Consultant to perform consulting and advisory services, ------------- and the Consultant hereby accepts such retention and agrees to do and perform consulting and advisory services, upon the terms and conditions set forth herein.

2. Duties of the Consultant.
   -------------------------

                  (a) Consulting Services. The Consultant will provide such general consulting services and advice pertaining to the Company's business affairs. The services shall be rendered by the Consultant in consultation with the Company at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as the Consultant and the Company may reasonably determine.

3. Term. The term of this Agreement shall commence on the date hereof and continue for a period of one ------- year from the date hereof (the "Term").

          4. Compensation. As compensation in full for the Consultant's services hereunder during the Term, the Company shall issue to the Consultant upon execution of this Agreement.20,000 shares of the Company's Common Stock. Such shares shall be "restricted stock" for purposes of Rule 144 and shall bear a restrictive legend. The Company intends to register such shares with the SEC on its Form S-8 and shall do so no later than October 31, 2000.

5. Relationship. Nothing herein shall constitute Consultant as an employee or agent of the Company. --------------- Except as might hereinafter be expressly agreed, the Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

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          6.  Confidentialitv.  Except in the course of the  performance  of its duties hereunder, and in such case, only upon express written consent of the Company, the Consultant agrees that they shall not disclose any confidential or proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known or is in the public domain.

          7. Assignment and Termination. This Agreement shall not be assignable by any party except to a successor to all or substantially all of the business of either party without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

          8. Notices. All notices hereunder shall be in writing and shall be validly given, made or served if in writing and delivered in person or when received by facsimile transmission, or five days after being sent first class certified or registered mail, postage prepaid or one day after being sent by nationally recognized overnight courier to the party for whom intended at the addresses as set forth above or at such other address as may be provided.

          9. Governing Law: Submission to Jurisdiction. This agreement shall be interpreted, construed, governed and enforced according to the laws of the State of Texas without giving effect to the conflicts of law rules thereof The Company and the Consultant hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of Texas or of the United States of America in Texas, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Consultant hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum and also hereby irrevocably waive any right or claim to trial by jury in connection with any such action, proceeding or claim.

10. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be ------------- valid unless in writing and signed by the parties hereto.

          11.  Counterparts.  This  Agreement  may be  executed  in one or  more
counterparts   which,  taken  together,   shall  constitute  one  and  the  same
instrument, and this Agreement shall become effective when one or more counterparts have been signed by each of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for more than one such counterpart.

64906_1/43193 00003




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Very truly yours,

INSTITUTIONAL EQUITY HOLDINGS, INC.

By:___________________________________
Name: Robert A. Shuey,III
Title: Chief Executive Officer

AGREED AND ACCEPTED:

XCEL Capital, L.L.C.

By: ___________________________
64906 1/4319300003